For Immediate Release

Contacts:	Andy McGowan, Public Relations
404-828-4663
Joe Wilkins, Investor Relations
404-828-8209

UPS RELEASES 4Q RESULTS

•	Customers Recognize UPS for High Service Levels

•	Cyber Monday Deliveries up 12%

•	Fourth Quarter 2014 Adjusted EPS of $1.25

•	Global 4Q Shipments Rise 8.1%

•	Expects 2015 Pension and Currency Headwinds of $240M

•	UPS Projects 2015 Earnings Per Share Growth of 6-to-12%

•	Reaffirms Long-Term EPS Growth of 9-to-13%

ATLANTA, Feb. 3, 2015 - UPS® (NYSE:UPS) today announced fourth quarter 2014 adjusted diluted earnings per share of $1.25, flat to the prior-year period. On a GAAP basis, fourth quarter 2014 diluted earnings were $0.49 per share, compared to $1.25 in 2013.

On Jan. 23, the company announced its expected fourth quarter results, which were consistent with today’s final announcement. UPS reported that operating results in the U.S. Domestic segment were negatively impacted by higher than expected peak related expenses.

“UPS customers were delighted with the high quality service we delivered during the holiday season,” said David Abney, UPS chief executive officer. “However, the financial results were below our expectations.

“As we move into 2015, we will address this disparity with both cost and revenue actions,” continued Abney. “We will take actions necessary to improve profitability by increasing operational efficiency and adjusting price where appropriate. Our growth strategy is sound and we reaffirm our long-term target of 9%-to-13% earnings per share growth.”

UPS delivered 1.3 billion packages during the fourth quarter, an increase of 8.1% over the same period last year. For calendar year 2014, the company completed delivery of 4.6 billion packages, up 6.8% over 2013.

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During peak season 2014, UPS:

•	Hired 100,000 temporary employees

•	Delivered 572 million packages worldwide in December

•	Experienced a 12% increase in both Cyber Monday and Peak Day deliveries, exceeding company projections, and

•	Peak Day scheduled deliveries exceeded 35 million packages, more than 100% above an average day

As previously reported, fourth quarter GAAP financial results include two special items. First, discount rates used to calculate company-sponsored pension and postretirement liabilities at year-end decreased significantly during 2014. This resulted in a non-cash, mark-to-market, after-tax charge of $670 million. Second, the company recorded an after-tax charge of $22 million relating to a previously announced transfer of certain healthcare liabilities.

Cash Flow

For the year ended Dec. 31, UPS generated $3.4 billion in free cash flow, after making after-tax contributions of $800 million to company-sponsored pension plans, as well as $1.5 billion to transfer certain union employees to multiemployer healthcare plans in the second quarter. In addition, the company invested $2.3 billion in capital expenditures during the year.

In 2014, UPS paid dividends of $2.4 billion, an increase of 8.1% per share over the prior year. The company also repurchased more than 26 million shares for approximately $2.7 billion.

U.S. Domestic Package

U.S. Domestic fourth quarter revenue climbed 7.5% to $10 billion. Daily package volume increased 6.6% with Deferred Air and Ground up 11% and 7.1%, respectively.

Fourth quarter adjusted operating profit was $1.1 billion, a 5.3% drop from the prior-year period. Operating expense increased more than $200 million primarily due to higher than anticipated peak related costs. Decreased productivity, higher contract carrier rates as well as overtime and training hours contributed to the excess costs.

Total revenue per package was down 0.8%, as lower fuel surcharges and changes in product mix offset increases in base rates. UPS SurePost product grew 28% in the fourth quarter.

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On a reported basis, fourth quarter 2014 operating profit was down 63% to $444 million as a result of the pension mark-to-market charge and the transfer of certain healthcare liabilities.

International Package

International revenue, on a currency-neutral basis, increased 5.9% to $3.4 billion on 4.3% growth in daily package volume. Export shipments were up 5.2% per day, driven primarily by 8.5% growth from Europe, offset somewhat by a decline in Asia export volume. Non-U.S. domestic products were up 3.6% with strong growth in Canada, Spain and Mexico.

Underlying business performance showed positive momentum. However, currency fluctuations contributed $40 million in year-over-year comparison headwinds. In addition, one-time items, including a restructuring charge, weighed on results by approximately $30 million. International adjusted operating profit was $536 million, relatively flat with the prior-year.

Export yield contracted 1.7% on a currency-neutral basis, as a result of lower fuel surcharges, product mix and stronger intra-regional shipment growth. Non-U.S. domestic revenue per package increased 0.8% when adjusted for currency.

On a reported basis, operating profit for the fourth quarter declined 38% to $335 million as a result of the pension mark-to-market charge and the transfer of certain healthcare liabilities.

Supply Chain & Freight

Revenue in the segment increased 7.4% to $2.5 billion, driven by growth in Distribution and UPS Freight. Adjusted operating profit increased 4.7% to $179 million as improvements in Distribution and UPS Freight were offset by declines in the Forwarding unit.

Operating profit for Forwarding was lower, as results in North American Air Freight and Ocean were offset by challenges in International Air Freight.

Distribution revenues increased at a mid-teens growth rate, as demand from Retail and Healthcare customers remained strong. Operating profit expanded over the prior year results.

UPS Freight experienced solid revenue growth of 8.6%, primarily driven by LTL tonnage gains of 4.8% and yield improvements. The business unit expanded operating profit and margin over the prior year.

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On a reported basis, operating loss for the fourth quarter 2014 was $25 million as a result of the pension mark-to-market charge and the transfer of certain healthcare liabilities.

Outlook

“This year will be one of continuous improvement and advances in strategic initiatives that have great potential for the company,” said Kurt Kuehn, UPS chief financial officer.  “E-commerce growth, operations technology implementation, emerging market expansion and industry specific solutions will provide momentum for UPS as we move throughout the year.

“The company expects growth across all business units,” Kuehn continued. “We anticipate full-year 2015 diluted earnings per share of $5.05 to $5.30, a 6%-to-12% increase over our 2014 adjusted results.”

EDITOR’S NOTE:
UPS CEO David Abney and CFO Kurt Kuehn will discuss fourth quarter results with investors and analysts during a conference call at 8:30 a.m. ET, Feb. 3, 2015. That call is open to listeners through a live Webcast. To access the call, go to www.investors.ups.com and click on “Earnings Webcast.”

UPS routinely posts investor announcements on its web site --www.investors.ups.com -- and encourages those interested in the company to check there frequently.

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UPS (NYSE: UPS) is a global leader in logistics, offering a broad range of solutions including the transportation of packages and freight; the facilitation of international trade, and the deployment of advanced technology to more efficiently manage the world of business. Headquartered in Atlanta, UPS serves more than 220 countries and territories worldwide. The company can be found on the Web at ups.com® and its corporate blog can be found at Longitudes.ups.com. To get UPS news direct, visit pressroom.ups.com/RSS.

We supplement the reporting of our financial information determined under generally accepted accounting principles ("GAAP") with certain non-GAAP financial measures, including, as applicable, "as adjusted" operating profit, operating margin, pre-tax income, net income and earnings per share. The equivalent measures determined in accordance with GAAP are also referred to as "reported" or "unadjusted.” We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to, our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans.

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We supplemented the presentation of our 2014 and 2013 operating profit, operating margin, pre-tax income, net income and earnings per share with similar measures that excluded the impact of certain transactions. In the fourth quarter of 2014, we recorded a $1.062 billion pre-tax charge ($670 million after-tax) related to mark-to-market loss recognized outside of a 10% corridor for company-sponsored pension and postretirement liabilities and a $36 million pre-tax charge ($22 million after-tax) related to the transfer of postretirement obligations to multiemployer healthcare plans for certain union employees (under non-National Master Agreement). In the second quarter of 2014, we recorded a $1.066 billion pre-tax charge ($665 million after-tax) related to the transfer of postretirement benefit obligations to multiemployer healthcare plans for certain union employees (under the Teamsters National Master Agreement). In the first quarter of 2013, we recorded transactions related to our attempted acquisition of TNT Express N.V. These items included the impact of (1) a pre-tax charge for the TNT termination fee and transaction-related costs of $284 million ($177 million after-tax), and (2) a pre-tax currency gain realized upon the liquidation of a foreign subsidiary of $245 million ($213 million after-tax). We believe these adjusted measures provide additional information that better enables shareowners to focus on period-over-period operating performance.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, which are the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company's strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, negotiation and ratification of labor contracts, strikes, work stoppages and slowdowns, changes in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company's Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

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United Parcel Service, Inc.
Selected Financial Data - Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2014	2013	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$10,004	$9,308	$696	7.5%
International Package	3,426	3,372	54	1.6%
Supply Chain & Freight	2,465	2,296	169	7.4%
Total revenue	15,895	14,976	919	6.1%

Operating expenses:
Compensation and benefits	9,188	7,647	1,541	20.2%
Other	5,953	5,421	532	9.8%
Total operating expenses	15,141	13,068	2,073	15.9%

Operating profit (loss):
U.S. Domestic Package	444	1,200	(756)	(63.0)%
International Package	335	537	(202)	(37.6)%
Supply Chain & Freight	(25)	171	(196)	N/A
Total operating profit	754	1,908	(1,154)	(60.5)%

Other income (expense):
Investment income (loss)	(5)	10	(15)	N/A
Interest expense	(87)	(94)	7	(7.4)%
Total other income (expense)	(92)	(84)	(8)	9.5%

Income before income taxes	662	1,824	(1,162)	(63.7)%

Income tax expense	209	657	(448)	(68.2)%

Net income	$453	$1,167	$(714)	(61.2)%

Net income as a percentage of revenue	2.8%	7.8%

Per share amounts:
Basic earnings per share	$0.50	$1.26	$(0.76)	(60.3)%
Diluted earnings per share	$0.49	$1.25	$(0.76)	(60.8)%

Weighted-average shares outstanding:
Basic	908	928	(20)	(2.2)%
Diluted	917	937	(20)	(2.1)%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$1,137	$1,200	$(63)	(5.3)%
International Package (1)	536	537	(1)	(0.2)%
Supply Chain & Freight (1)	179	171	8	4.7%
Total operating profit (1)	1,852	1,908	(56)	(2.9)%

Income before income taxes (1)	$1,760	$1,824	$(64)	(3.5)%
Net income (2)	$1,145	$1,167	$(22)	(1.9)%

Basic earnings per share (2)	$1.26	$1.26	$—	—%
Diluted earnings per share (2)	$1.25	$1.25	$—	—%

(1) 2014 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $1.062 billion, allocated between the U.S. Domestic Package segment ($660 million), International Package segment ($200 million), and Supply Chain & Freight segment ($202 million).

2014 operating profit and consolidated income before income taxes also excludes $36 million pre-tax charge associated with transferring postretirement health and welfare benefit obligations to multiemployer healthcare plans for certain union employees. The charge is allocated between the U.S. Domestic Package segment ($33 million), the International Package segment ($1 million) and the Supply Chain & Freight segment ($2 million).

(2) 2014 net income and earnings per share amounts exclude the impact of the adjustments described in (1), which decreased net income by $692 million.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
	2014	2013	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,719	$1,689	$30	1.8%
Deferred	1,165	1,037	128	12.3%
Ground	7,120	6,582	538	8.2%
Total U.S. Domestic Package	10,004	9,308	696	7.5%
International Package:
Domestic	715	728	(13)	(1.8)%
Export	2,540	2,502	38	1.5%
Cargo	171	142	29	20.4%
Total International Package	3,426	3,372	54	1.6%
Supply Chain & Freight:
Forwarding and Logistics	1,534	1,441	93	6.5%
Freight	773	712	61	8.6%
Other	158	143	15	10.5%
Total Supply Chain & Freight	2,465	2,296	169	7.4%
Consolidated	$15,895	$14,976	$919	6.1%

Consolidated volume (in millions)	1,315	1,217	98	8.1%

Operating weekdays	62	61	1

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,377	1,422	(45)	(3.2)%
Deferred	1,549	1,400	149	10.6%
Ground	15,260	14,244	1,016	7.1%
Total U.S. Domestic Package	18,186	17,066	1,120	6.6%
International Package:
Domestic	1,748	1,687	61	3.6%
Export	1,268	1,205	63	5.2%
Total International Package	3,016	2,892	124	4.3%
Consolidated	21,202	19,958	1,244	6.2%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.13	$19.47	$0.66	3.4%
Deferred	12.13	12.14	(0.01)	(0.1)%
Ground	7.53	7.58	(0.05)	(0.7)%
Total U.S. Domestic Package	8.87	8.94	(0.07)	(0.8)%
International Package:
Domestic	6.60	7.07	(0.47)	(6.6)%
Export	32.31	34.04	(1.73)	(5.1)%
Total International Package	17.41	18.31	(0.90)	(4.9)%
Consolidated	$10.09	$10.30	$(0.21)	(2.0)%

United Parcel Service, Inc.
Selected Financial Data - Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2014	2013	$	%
(amounts in millions, except per share data)
Statement of Income Data:
Revenue:
U.S. Domestic Package	$35,851	$34,074	$1,777	5.2%
International Package	12,988	12,429	559	4.5%
Supply Chain & Freight	9,393	8,935	458	5.1%
Total revenue	58,232	55,438	2,794	5.0%

Operating expenses:
Compensation and benefits	32,045	28,557	3,488	12.2%
Other	21,219	19,847	1,372	6.9%
Total operating expenses	53,264	48,404	4,860	10.0%

Operating profit:
U.S. Domestic Package	2,859	4,603	(1,744)	(37.9)%
International Package	1,677	1,757	(80)	(4.6)%
Supply Chain & Freight	432	674	(242)	(35.9)%
Total operating profit	4,968	7,034	(2,066)	(29.4)%

Other income (expense):
Investment income	22	20	2	10.0%
Interest expense	(353)	(380)	27	(7.1)%
Total other income (expense)	(331)	(360)	29	(8.1)%

Income before income taxes	4,637	6,674	(2,037)	(30.5)%

Income tax expense	1,605	2,302	(697)	(30.3)%

Net income	$3,032	$4,372	$(1,340)	(30.6)%

Net income as a percentage of revenue	5.2%	7.9%

Per share amounts
Basic earnings per share	$3.31	$4.65	$(1.34)	(28.8)%
Diluted earnings per share	$3.28	$4.61	$(1.33)	(28.9)%

Weighted-average shares outstanding
Basic	916	940	(24)	(2.6)%
Diluted	924	948	(24)	(2.5)%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$4,509	$4,603	$(94)	(2.0)%
International Package (1)	1,905	1,796	109	6.1%
Supply Chain & Freight (1)	718	674	44	6.5%
Total operating profit (1)	7,132	7,073	59	0.8%

Income before income taxes (1)	$6,801	$6,713	$88	1.3%
Net income (2)	$4,389	$4,336	$53	1.2%

Basic earnings per share (2)	$4.79	$4.61	$0.18	3.9%
Diluted earnings per share (2)	$4.75	$4.57	$0.18	3.9%

(1) 2014 operating profit and consolidated income before income taxes exclude the impact of an increase in pension expense due to a mark-to-market loss recognized outside of a 10% corridor of $1.062 billion, allocated between the U.S. Domestic Package segment ($660 million), International Package segment ($200 million), and Supply Chain & Freight segment ($202 million).

2014 also excludes $1.102 billion pre-tax charge associated with transferring postretirement health and welfare benefit obligations to multiemployer healthcare plans for certain union employees. The charge was allocated between the U.S. Domestic Package segment ($990 million), the International Package segment ($28 million) and the Supply Chain & Freight segment ($84 million).

2013 operating profit and consolidated income before income taxes exclude the impact of the TNT termination penalty of €200 million ($268 million) and transaction-related expenses of $16 million. The combination of these items resulted in a pre-tax charge of $284 million ($177 million after-tax). Subsequent to the termination of the merger protocol, we liquidated a foreign subsidiary resulting in a realized foreign currency gain of $245 million ($213 million after-tax). Both transactions impacted the International Package segment.

(2) 2014 net income and earnings per share amounts exclude the after-tax impact of the adjustments described in (1), which combined to a decrease in net income by $1.357 billion.

2013 net income and earnings per share amounts exclude the after-tax impact of the adjustments described in (1), which combined to a decrease in net income by $36 million.

Certain prior year amounts have been reclassified to conform to the current year presentation.

United Parcel Service, Inc.
Selected Operating Data - Year to Date
(unaudited)

	Twelve Months Ended
	December 31,		Change
	2014	2013	$ / #	%

Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$6,581	$6,443	$138	2.1%
Deferred	3,672	3,437	235	6.8%
Ground	25,598	24,194	1,404	5.8%
Total U.S. Domestic Package	35,851	34,074	1,777	5.2%
International Package:
Domestic	2,784	2,667	117	4.4%
Export	9,586	9,166	420	4.6%
Cargo	618	596	22	3.7%
Total International Package	12,988	12,429	559	4.5%
Supply Chain & Freight:
Forwarding and Logistics	5,758	5,492	266	4.8%
Freight	3,048	2,882	166	5.8%
Other	587	561	26	4.6%
Total Supply Chain & Freight	9,393	8,935	458	5.1%
Consolidated	$58,232	$55,438	$2,794	5.0%

Consolidated volume (in millions)	4,558	4,268	290	6.8%

Operating weekdays	253	252	1

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,274	1,271	3	0.2%
Deferred	1,155	1,074	81	7.5%
Ground	12,893	12,060	833	6.9%
Total U.S. Domestic Package	15,322	14,405	917	6.4%
International Package:
Domestic	1,579	1,499	80	5.3%
Export	1,115	1,034	81	7.8%
Total International Package	2,694	2,533	161	6.4%
Consolidated	18,016	16,938	1,078	6.4%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.42	$20.12	$0.30	1.5%
Deferred	12.57	12.70	(0.13)	(1.0)%
Ground	7.85	7.96	(0.11)	(1.4)%
Total U.S. Domestic Package	9.25	9.39	(0.14)	(1.5)%
International Package:
Domestic	6.97	7.06	(0.09)	(1.3)%
Export	33.98	35.18	(1.20)	(3.4)%
Total International Package	18.15	18.54	(0.39)	(2.1)%
Consolidated	$10.58	$10.76	$(0.18)	(1.7)%

United Parcel Service, Inc.
Reconciliation of Free Cash Flow
(unaudited)

Preliminary
Year-to-Date
(amounts in millions)	December 31,
Net cash from operations	$5,743
Capital expenditures	(2,346)
Proceeds from disposals of PP&E	53
Net change in finance receivables	44
Other investing activities	(62)
Free cash flow	$3,432

Amounts are subject to reclassification.